UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 3, 2010
THERMADYNE HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-13023 (Commission File Number)	74-2482571 (I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri (Address of Principal Executive Offices)	63017 (Zip Code)
(636) 728-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On December 3, 2010, Thermadyne Holdings Corporation, a Delaware corporation (the “Company”) completed its merger (the “Merger”) in connection with the acquisition of the Company by an affiliate of Irving Place Capital through a merger of Razor Merger Sub Inc., a Delaware corporation (“Merger Sub”), a wholly-owned subsidiary of Thermadyne Technologies Holdings, Inc. (formerly known as Razor Holdco Inc.), a Delaware corporation (“Parent”), with and into the Company. As a result of the Merger, the Company is now a wholly-owned subsidiary of Parent. Parent is an affiliate of Irving Place Capital.
Notes Offering and Indenture; Registration Rights Agreement
     In connection with the Merger, on December 3, 2010, the previously disclosed notes offering closed and the Company issued $260 million aggregate principal amount of senior secured notes due 2017 (the “Notes”). In connection with the consummation of the Merger, the net proceeds from the offering of the Notes were used to finance in part the consideration paid in the Merger, to retire the Company’s outstanding indebtedness and to pay fees and expenses related to the Merger and the associated financings.
     The Notes are governed by an Indenture dated as of December 3, 2010 among the Company, certain subsidiaries of the Company (the “Company Guarantors”) and U.S. Bank National Association as Trustee and Collateral Trustee. The Notes will mature on December 15, 2017 and interest will be payable semiannually.
     The Indenture provides for the redemption of the Notes prior to maturity for various premiums, and contains customary covenants that limit the Company’s (and certain of its subsidiaries’) ability to take certain actions.
     In connection with the sale of the Notes, the Company and the Company Guarantors entered into a registration rights agreement dated December 3, 2010 (the “Registration Rights Agreement”) with the initial purchasers of the Notes. Under the Registration Rights Agreement, the Company and the Company Guarantors agreed to use commercially reasonable efforts to file and cause to become effective a registration statement with respect to an exchange of the Notes. The Company and the Company Guarantors also agreed to file a shelf registration statement for the resale of the Notes if the Company cannot effect an exchange offer and in other specified circumstances. The interest rates on the Notes will increase if the Company and the Company Guarantors do not comply with their obligations under the Registration Rights Agreement.
Amended and Restated Asset-Backed Credit Facility
     In connection with the Merger, the Company entered into an amended and restated asset-backed credit facility (the “ABL Facility”) with General Electric Capital Corporation (“GECC”) as administrative agent, pursuant to a Fourth Amended and Restated Credit Agreement by and among Merger Sub, the Company, Thermadyne Industries, Inc., Victor Equipment Company, Thermadyne International Corp., Thermal Dynamics Corporation, and Stoody Company, as the borrowers; the Company, as the borrower representative; the credit parties; GECC, for itself, as a lender and swingline lender and as agent for all lenders; and the other financial institutions party thereto as lenders. The ABL Facility provides for revolving credit financing of up to $60 million, including letter of credit and swingline loan sub-facilities, subject to borrowing base capacity, with a maturity of five years.

Management Services Agreement
     At the closing of the Merger on December 3, 2010, the Company entered into a management services agreement with Irving Place Capital Management, L.P. (“IPC Management”), an affiliate of Parent, pursuant to which IPC Management will provide certain advisory and management services to the Company. Pursuant to the management services agreement, IPC Management will receive an annual advisory fee and reimbursement for reasonable out-of-pocket expenses.
     The information set forth in Item 5.02 of this Current Report regarding the employment agreement of Michael McLain is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     As previously disclosed, the Company, Parent and Merger Sub entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 5, 2010. On December 2, 2010, at a special meeting of the Company’s stockholders, the Company’s stockholders approved the proposal to adopt the Merger Agreement by the required vote. On December 3, 2010, in accordance with the Merger Agreement and the Delaware General Corporation Law, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation of the Merger and becoming a wholly-owned subsidiary of Parent.
     The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.
     The foregoing description of the Merger Agreement and related transactions does not purport to be complete and is subject, and qualified in its entirety by reference, to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2010, and which is incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     In connection with the closing of the Merger, the Company notified the Nasdaq Stock Market (“Nasdaq”) of the consummation of the Merger and requested that trading in the common stock of the Company, par value $0.01 per share (“Company common stock”) be suspended prior to the commencement of trading on December 3, 2010 and that the Company common stock be withdrawn from listing on Nasdaq as of the opening of business on December 3, 2010. On December 3, 2010, at the Company’s request, Nasdaq filed with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Act of 1934, as amended, on Form 25 to delist and deregister the Company common stock. The Company common stock was delisted from Nasdaq prior to the commencement of trading on December 3, 2010.

Item 3.03.	Material Modification to the Rights of Security Holders
     On December 3, 2010, pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each share of Company common stock issued and outstanding immediately prior to the Merger (other than (i) shares owned by the Company or Parent or any of its subsidiaries (including Merger Sub) and (ii) shares for which a demand for appraisal rights under Delaware law has been perfected and not withdrawn ) and each restricted share of Company common stock outstanding immediately prior to the Merger was converted into the right to receive $15.00 in cash, without interest (the “merger consideration”). Subject to certain exceptions, options to acquire Company common stock outstanding immediately prior to the consummation of the Merger became fully vested and were cancelled in exchange for the right to receive an amount in cash equal to the excess, if any, of the merger consideration over the exercise price per share of such option, less any applicable taxes required to be withheld.

Item 5.01.	Changes in Control of the Registrant.
     On December 3, 2010, in accordance with the Merger Agreement and the Delaware General Corporation Law, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation of the Merger and becoming a wholly-owned subsidiary of Parent. The information disclosed in Item 2.01 is incorporated herein by reference.
     The aggregate consideration paid in connection with the merger was approximately $412 million, excluding fees and expenses. The purchase price was funded by (i) $260 million of senior secured notes issued by Merger Sub and (ii) equity financing from affiliates of Parent.
     A copy of the joint press release issued by the Company and Irving Place Capital announcing the consummation of the Merger is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     At the effective time of the Merger, on December 3, 2010, all of the directors of the Company prior to the Merger ceased to be directors of the Company and Terry Downes (Executive Vice President and Chief Executive Officer of the Company), Douglas Korn, Michael McLain, Joshua Neuman, and Martin Quinn (President of the Company) became directors of the Company.
     Mr. McLain also became the Executive Chairman of the Board of Directors of the Company at the effective time of the Merger on December 3, 2010. Mr. McLain, 60 years old, has been an advisor to Irving Place Capital since October 2008 and has had extensive experience working with private equity backed companies. Mr. McLain was formerly President, Chief Executive Officer and Director of Aearo Technologies, a leading industrial and consumer safety company, from 1998 through April 2008, when Aearo was purchased by 3M Corporation. Irving Place Capital was the primary shareholder of Aearo Technologies from 2004 to 2006. Prior to this he served as President and Chief Executive Officer of DowBrands, Inc., a large manufacturer of household consumer products, which was sold by DowBrands to S. C. Johnson and Son, Inc. in 1998. He is currently a director of PlayCore Holdings, Inc., an Irving Place Capital portfolio company, Timex Corporation and Porex Corporation.
     The Company entered into an employment agreement with Mr. McLain at the effective time of the Merger, on December 3, 2010. Mr. McLain’s base salary will be $360,000 per year. Mr. McLain is eligible to receive an annual incentive award at the sole discretion of the Board of Directors. In connection with the Merger and pursuant to the employment agreement, Parent will also grant Mr. McLain options to purchase equity in Parent. Mr. McLain is also entitled to participate in the benefit and health programs, including profit-sharing and retirement plans, available to the Company’s executives. Mr. McLain’s employment agreement has an initial term that ends on December 31, 2011 and will renew for one-year periods on each anniversary of the date of the employment agreement unless terminated earlier.

Item 5.03.	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.
     At the effective time of the Merger, on December 3, 2010, the certificate of incorporation and by-laws of the Company, each as in effect immediately prior to the Merger, were amended in their entirety in accordance with the terms of the Merger Agreement.
     A copy of the amended and restated certificate of incorporation and amended and restated by-laws of the Company are attached as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Fourth Amended and Restated Certificate of Incorporation of Thermadyne Holdings Corporation

3.2	Amended and Restated By-laws of Thermadyne Holdings Corporation

99.1	Press release dated December 3, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMADYNE HOLDINGS CORPORATION

Date: December 3, 2010	By:	/s/ Steven A. Schumm

	Name:	Steven A. Schumm
	Title:	Chief Financial and Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of Thermadyne Holdings Corporation

3.2	Amended and Restated By-laws of Thermadyne Holdings Corporation

99.1	Press Release dated December 3, 2010